EXHIBIT 10.24

DIRECTOR COMPENSATION AND STOCK OWNERSHIP POLICY

The Board of Directors (the “Board”) of Broadstone Net Lease, Inc. (the “Company”) has adopted the following director compensation and stock ownership policy, effective as of January 1, 2017.

DIRECTOR COMPENSATION POLICY

This compensation policy shall apply only to independent directors of the Company who are not Company officers or employees and who are not affiliated with, or appointed to the Board by, Broadstone Real Estate, LLC or Broadstone Asset Management, LLC, the Company’s property manager and asset manager, respectively (each an “Independent Director”). This compensation policy has been developed to compensate Independent Directors for their time, commitment, and contributions to the Board. The compensation described in this policy shall be paid automatically and without further action of the Board to each Independent Director who may be eligible to receive such compensation.

Retainers for Serving on the Board

Independent Directors shall be paid an annual retainer of $55,000, payable in arrears in quarterly installments of $13,750, for each calendar year of service on the Board. Retainers for partial quarters or years of service shall be pro-rated to reflect the number of days served by an Independent Director during a quarter or year. The quarterly installments of the annual retainer shall be paid within 15 days after the end of each calendar quarter.

Retainers for Serving as Chairpersons

An additional annual retainer of $5,000 shall be paid to an Independent Director who serves as the Lead Independent Director, the chairperson of the Audit Committee or Nominating and Corporate Governance Committee (the “Governance Committee”), or as the Company’s designated observer at meetings of the Board of Managers of Broadstone Real Estate, LLC (the “BRE Board Observer”). If an Independent Director serves in more than one of the foregoing roles, then he or she shall be entitled to receive an additional annual retainer of $5,000 for each such role held. Such additional retainer shall be paid within 15 days after the end of the calendar quarter in which the appointment of an Independent Director to serve in such role is made.

If an Independent Director becomes the Lead Independent Director, the chairperson of the Audit Committee or Governance Committee, or the BRE Board Observer at any time other than the beginning of the calendar year, then the additional retainer shall be pro-rated to reflect the number of days to be served by the Independent Director in such role during such year.

Meeting Fees

For Board or committee meetings, each Independent Director in attendance shall receive $1,000. If an Independent Director attends a Board meeting and a committee meeting on a single day, he or she shall only receive a Meeting Fee for the Board meeting attended. Meeting Fees for each quarter shall be paid within 15 days after the last day of the applicable quarter to which they relate (e.g., April 15th for the calendar quarter ended March 31st).

Compensation Payable in Shares of Common Stock

Except as otherwise set forth in “Annual Compensation Election” below, all compensation to be paid to each Independent Director shall be paid 100% in shares of the Company’s common stock (“Shares”). The number of Shares to be issued to an Independent Director at any particular time shall be determined by dividing the compensation payable to such Independent Director at such time by the then-current Determined Share Value of the Shares. Any Shares so issued to an Independent Director will be 100% vested and non-forfeitable as of the issuance date, and the Independent Director receiving such Shares (or his or her custodian or designee, if any) will have immediate rights of ownership in the Shares, including the right to vote the Shares and the right to receive dividends or other distributions thereon.

Annual Compensation Election

If an Independent Director has satisfied the minimum stock ownership requirement established by the Board, as set forth below, or has had such requirement waived, such Independent Director shall be permitted to elect to receive his or her compensation from the Company for a particular calendar year 70% in Shares and 30% in cash. Such an election may only be made with respect to 100% of the compensation for the applicable calendar year and may not be made for a portion of any compensation (including compensation that is prorated due to an Independent Director’s midyear appointment or election).

An Independent Director may make such an election by delivering a valid election form in such form as the Company shall prescribe (the “Election Form”) to the Company prior to the beginning of a calendar year, which will be effective as of the first day of the calendar year beginning after the Company receives the Election Form. The Election Form signed by an Independent Director prior to the calendar year will be irrevocable for that calendar year. Prior to the commencement of the following calendar year, however, an Independent Director may change his or her election for future calendar years by executing and delivering a new Election Form. If an Independent Director fails to deliver a new Election Form prior to the commencement of the new calendar year, his or her Election Form in effect during the previous calendar year shall continue in effect during the new calendar year. If no Election Form is filed or effective for an Independent Director, such Independent Director’s compensation will be paid 100% in Shares.

TRAVEL EXPENSE REIMBURSEMENT

Each of the Company’s directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director, including the reasonable travel expenses of the director’s spouse or partner to attend events to which spouses and partners are expected. Each of the directors shall provide the Company with evidence of expenses incurred, including copies of receipts, as the Company may reasonably require.

MINIMUM STOCK OWNERSHIP

To ensure alignment of interest with the Company’s stockholders, each of the Company’s directors is required to accumulate and retain at least $250,000 of Shares within four years of becoming a director with an initial cash component of at least 20%. The initial cash component may be waived by the Board on a case-by-case basis. Shares that are owned directly or indirectly (e.g., by a spouse, trust or limited partnership) will count toward meeting the requirement. The Governance Committee will be responsible for monitoring compliance with this minimum stock ownership requirement.

AMENDMENT, REVISION AND TERMINATION

This Director Compensation and Stock Ownership Policy may be amended, revised or terminated by the Board at any time and from time-to-time.

3